Exhibit 10.2

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR KEY SALARIED EMPLOYEES OF

ENTEGRIS, INC.

INTRODUCTION

This document amends, restates and continues the Supplemental Executive Retirement Plan for Key Salaried Employees of Entegris, Inc., which was originally established effective April 1, 2001 by Mykrolis Corporation, a predecessor to the Company and which was assumed by the Board on August 10, 2005.

The purpose of the Plan is to provide certain key salaried employees of the Employer with the opportunity to defer a portion of their compensation on an unfunded, nonqualified basis as hereinafter provided and to provide benefits to such employees that are supplemental to the benefits provided under the Savings Plan.

The amendment and restatement of the Plan set forth herein is intended inter alia to conform the Plan to the requirements of Section 409A, including the transition rules and exemptive relief provisions thereunder, and shall be construed consistent with that intent. Notwithstanding the foregoing, neither the Company nor any of its officers or directors, nor any other person charged with administrative responsibilities under the Plan, shall be liable to any employee or former employee of the Company, or to any spouse or other beneficiary of any such employee or former employee, by reason of the failure of any benefit hereunder to comply with the requirements of Section 409A.

For purposes of compliance with Section 409A, the Plan consists of two parts: (i) amounts deferred on behalf of a Participant that were earned and vested on or after January 1, 2005, including all income, gains and losses credited or charged with respect thereto (“Section 409A deferrals”) and (ii) amounts deferred on behalf of a Participant that were earned and vested on or before December 31, 2004 (including all income, gains and losses credited or charged with respect thereto) (“grandfathered deferrals”). With respect to Section 409A deferrals, the Plan is intended to comply with the requirements of Section 409A and shall be interpreted and administered in a manner consistent with such requirements. With respect to grandfathered deferrals, the Plan is intended to be grandfathered for purposes of Section 409A and therefore exempt from Section 409A.

The terms of this amended and restated Supplemental Plan are effective as of January 1, 2009 except as indicated otherwise herein and except with respect to grandfathered deferrals, which will continue to be governed by the terms of the Plan as in effect on December 31, 2004. There has been no material modification of the grandfathered deferrals within the meaning of Section 409A after October 3, 2004, although the Company reserves the right to amend grandfathered deferrals in the future to the extent permitted by the terms of the Plan as in effect on December 31, 2004. A copy of the Plan as in effect on December 31, 2004 is attached hereto as Appendix A. The rights of a Participant in the Plan who separated from service of the Employer on or prior to December 31, 2008 shall be governed by the terms of the Plan, including operational terms, as in effect on the date of such separation from service and in accordance with the requirements of Section 409A, to the extent applicable.

SECTION 1 DEFINITIONS

The following terms when used in this Supplemental Plan with initial capital letters shall have the meanings assigned to them below. Except where the context otherwise requires, words imparting the singular number shall include the plural number and vice versa, words denoting any gender shall include all genders and words denoting persons shall include bodies corporate and vice versa:

1.1.	“Administrator” means the Management Development & Compensation Committee of the Board; provided that such Committee, in its discretion, may delegate such of its duties and responsibilities under the Supplemental Plan as it determines to such employees of the Company or other persons as it determines, in which case the term “Administrator” shall include the person or persons to whom such duties and responsibilities were delegated, to the extent of such delegation.

1.2.	“Board” means the Board of Directors of Entegris, Inc., as from time to time in office.

1.3.	“Code” means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

1.4.	“Company” means Entegris, Inc., a Delaware corporation.

1.5.	“Employer” means the Company, together with any subsidiary or affiliated corporation that (i) together with the Company would be treated as a single “employer” for purposes of Treas. Regs. § 1.409A-1(h)(3) and (ii) the Board determines to add to this Supplemental Plan.

1.6.	“Participant” means a key salaried employee of the Employer who (i) is determined by the Administrator to qualify as a “highly compensated or management” employee for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and (ii) is designated by the Administrator to receive benefits under this Supplemental Plan.

1.7.	“Savings Plan” means the Entegris, Inc. 401(k) Savings and Profit Sharing Plan, as it may be amended or restated from time to time.

1.8.	“Section 409A” means Section 409A of the Code.

1.9.

“Specified Employee” means a Participant, if (i) at the date of such Participant’s separation from service with the Employer within the meaning of Treas. Regs. § 1.409A-1(h); the Company (or any other corporation forming part of the Employer) is a corporation any stock of which is publicly traded on an established securities market or otherwise, and (ii) the Participant is or was a “key employee” (determined under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during (A) if the date of separation from service is April 1 through December 31, the preceding calendar year, or (B) if the date of separation from service is January 1 through March 31, the second calendar year preceding the calendar year in which the separation from service occurs (e.g., 2007 for a separation from service occurring January 1 through March 31 of 2009).

1.10.	“Supplemental Account” means, for each Participant, the account under this Supplemental Plan to which contributions hereunder shall be credited in accordance with the provisions hereof. In the discretion of the Administrative Committee Supplemental Accounts may be subdivided for supplemental Participant contributions under Section 2.1, supplemental employer matching contributions under Section 2.2 and supplemental employer discretionary contributions under Section 2.3.

1.11.	“Supplemental Plan” or “Plan” means this Supplemental Executive Retirement Plan for Key Salaried Employees of Entegris, Inc. as set forth herein and all amendments hereto.

SECTION 2 SUPPLEMENTAL SAVINGS PLAN BENEFITS

2.1.	Supplemental Participant Contributions. A Participant may elect as provided in Section 3 to defer hereunder a portion or percentage of his gross compensation for any calendar year (prior to any deferrals under the Savings Plan, this Supplemental Plan, or any other nonqualified deferred compensation plan of the Company).

2.2.	Supplemental Employer Matching Contributions. The Company shall credit to the Supplemental Account of each Participant who has elected to participate in pre-tax deferrals under the Savings Plan to the maximum extent permitted thereunder (taking into account any limitations imposed under the Savings Plan to comply with the qualification requirements of the Code) an amount equal to the excess of (a) over (b), where (a) is the amount of employer matching contributions which would have been made to the Savings Plan in the absence of the limitations of Sections 401(a)(17), 402(g) and/or 415 of the Code, the nondiscrimination requirements of Code Section 401(m) and any compensation deferrals under this Supplemental Plan or any other nonqualified deferred compensation plan of the Company, and (b) is the amount of employer matching contributions actually made to the Savings Plan.

2.3.	Supplemental Employer Discretionary Contributions. The Company in its sole discretion may credit employer discretionary contributions to the Supplemental Account of each Participant in an amount and on an annual or such other basis as the Company may determine. The Company may, but is not obligated to, determine the amount of such employer discretionary contributions by considering the amount of employer discretionary contributions which would have been made to the Savings Plan on behalf of a Participant in the absence of the limitations of Sections 401(a)(17), 402(g) and/or 415 of the Code, the nondiscrimination requirements of Code Section 401(m) and any compensation deferrals under this Supplemental Plan or any other nonqualified deferred compensation plan of the Company, minus the amount of employer discretionary contributions actually made to the Savings Plan on behalf of such Participant.

2.4.	Other Employer Credits. The Company in its sole discretion may credit a discretionary amount to the Supplemental Accounts of one or some Participants, in such an amount and at such time, and subject to such other terms and conditions as the Company may determine in its sole discretion.

SECTION 3 DEFERRAL ELECTION

3.1.	In General. Each deferral under Section 2.1 shall be made by the Participant’s delivery to the Administrator of a deferral election, on such form or forms as the Administrator may determine in its discretion, on or before the date specified by the Administrator, which date shall in all events (except as provided in 3.2 below) be, or fall prior to:

(i) in the case of any bonus that qualifies as “performance-based compensation” within the meaning of Treas. Regs. § 1.409A-1(e), the date that is six (6) months before the end of the performance period, but only if the Participant has been in continuous employment with the Employer since the later of the beginning of the performance period or the date the performance criteria are established and only if, on the date of the deferral election, the compensation has not become readily ascertainable (as determined in accordance with Treas. Regs. § 1.409A-2(a)(8)).

(ii) in every other case, the last day of the calendar year preceding the calendar year in which are to be performed the services to which the deferred compensation relates.

Each election made under this 3.1 shall become irrevocable in accordance with such rules as the Administrator may establish but not later than the election deadline specified in (i) or (ii) above, as applicable. Notwithstanding the above, the Administrator may permit a Participant to make a deferral election without meeting the requirements of this Section 3.1, pursuant to such procedures as the Administrator may determine in its discretion, to the extent permitted by transition guidance issued under Section 409A of the Code.

The Administrator may impose a minimum deferral amount for anyone electing to participate in this Supplemental Plan.

3.2.	First Year of Participation. Notwithstanding Section 3.1 above, an individual who first becomes eligible to participate in this Supplemental Plan during the course of a calendar year may elect to defer a specified portion or percentage of his gross compensation in respect of services to be performed for the remainder of the year by delivering to the Administrator an irrevocable deferral election within thirty (30) days of first becoming eligible. An individual who already participates or is eligible to participate in (including an individual who has any entitlement, vested or unvested, to payments under) any other nonqualified deferred compensation plan that would be required to be aggregated with this Supplemental Plan for purposes of Treas. Regs. § 1.409A-1(c)(2) shall not be treated as eligible for the mid-year election rules of this Section 3.2 with respect to this Supplemental Plan, even if he had never previously been eligible to participate in this Supplemental Plan.

3.3.	Form of Election. Each deferral election shall be made in writing on a form prescribed by the Administrator. To the extent consistent with Section 409A, the Administrator may condition the effectiveness of any election upon the delivery by the Participant of such other form or forms as the Administrator may prescribe.

SECTION 4 INVESTMENT DIRECTION

Participants shall be permitted, pursuant to such procedures as the Administrator may determine in its discretion, to designate what percentage of all amounts credited to the Participant’s Supplemental Account in accordance with Section 2 above will be invested in the various investment options made available under the Savings Plan. Notwithstanding the above, the Administrator shall not be required to make the same investment options available under this Supplemental Plan as are available under the Savings Plan and may change such investment options at any time in its sole discretion.

SECTION 5 DISTRIBUTIONS AND LOANS

5.1.	General. All payments of benefits to Participants and/or their designated beneficiaries under this Supplemental Plan shall be in cash in the form of a single lump sum paid within 90 days following the Participant’s separation from the service of the Employer within the meaning of Treas. Regs. § 1.409A-1(h); provided, however, that in the case of a Participant who is a Specified Employee at the date he or she separates from the service of the Employer, payment shall be made on the date that is six (6) months following the date of such separation.

5.2.	Distributions While Employed. No distributions may be made to a Participant under the terms of this Supplemental Plan while the Participant is an employee of the Employer.

5.3.	Right of Offset. If, at the time of payment hereunder, the Administrative Committee determines that the Participant to whom or on whose behalf payment is being made, for any reason, is indebted to the Company or to any affiliate or subsidiary of the Company, the Administrative Committee shall be entitled, to the extent permitted under Section 409A of the Code, to offset such indebtedness, including any interest accruing thereon, against any payments otherwise due under the Supplemental Plan.

5.4.	Withholding. The Company shall be entitled to withhold from payments due under the Supplemental Plan any and all taxes of any nature required by any government to be withheld from compensation paid to Participants.

5.5.	Loans. No loans to Participants shall be permitted under the Supplemental Plan.

5.6.

Designation of Beneficiary(ies). Each Participant shall designate in writing, on such form and subject to such conditions as the Administrator shall prescribe (including, in the Administrator’s discretion, spousal consent in the case of married Participants), a beneficiary or beneficiaries to receive any amounts remaining to be paid hereunder at the Participant’s death; but if no such beneficiary designation is in effect at the time of the Participant’s death, or if the Participant’s beneficiary(ies) do(es) not survive the Participant, the Administrator shall cause any such remaining benefits to be paid to the executor or administrator of the Participant’s estate.

SECTION 6 VESTING

A Participant shall be vested at all times in his or her supplemental participant contributions made under Section 2.1 and in supplemental Employer matching contributions made under Section 2.2. A Participant shall be vested in his or her supplemental Employer discretionary contributions to the same extent that the Participant is vested in his or her Employer Profit Sharing Account under the Savings Plan.

SECTION 7 MISCELLANEOUS

7.1.	Amendment and Termination.

(1)	The Board may at any time and from time to time, amend or terminate this Supplemental Plan, without the consent of any Participant or beneficiary, provided that no such amendment or termination shall, without the consent of the affected Participant, reduce the balance of any Participant’s Supplemental Account below what it was immediately prior to the date of such termination or amendment.

(2)	Any amendment or termination of the Supplemental Plan shall become effective as to a Participant or beneficiary on the first day of the month following the effective date of the amendment or termination.

(3)	Upon termination of the Plan, payments hereunder shall be accelerated only to the extent permitted by Section 409A.

7.2.	No Contract of Employment. The establishment of the Supplemental Plan or any modification thereof shall not give any Participant or other person the right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and all Participants and other persons shall remain subject to discharge to the same extent as if the Supplemental Plan had never been adopted.

7.3.	Source of Funds. All payments of benefits hereunder and all costs of administration of this Plan shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established or other segregation of assets required to be made to assure such payments. The Plan is intended to be a “pension plan” (within the meaning of Section 3(2) of ERISA) that is unfunded for ERISA and tax purposes and that qualifies for the exemptions described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1).

Nothing in this Section 7.3 shall be construed as prohibiting the Company from establishing, in its discretion, a bookkeeping account or reserve to meet its obligations hereunder and/or a so-called “rabbi trust” or similar grantor trust, and the Company may fund such trust for the purpose of providing benefits hereunder, so long as the funding of such a trust or account does not jeopardize the unfunded status of the Plan under ERISA or effective tax deferral under the Code. Except as provided in the preceding sentence, nothing contained in the Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or the Administrator and any employee or other person. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of that person’s employer or former employer.

7.4.	Tax Effects. None of the Company, the Board, the Administrative Committee, and any firm, person, or corporation, represents or guarantees that any particular federal, state or local tax consequences will occur as a result of any Participant’s participation in this Supplemental Plan, Each Participant shall consult with his or her own advisors regarding the tax consequences of participation in this Supplemental Plan.

7.5.	Administration of the Plan. The Administrator shall have full power to interpret and administer this Supplemental Plan and determine the eligibility of any person for benefits hereunder and the amount of any such benefit, in its discretion. Without limiting the foregoing, the Administrator shall have full discretionary power and authority, not inconsistent with the express provisions of the Plan, to select those individuals who may participate in the Plan; to determine their gross compensation eligible for deferral under the Plan; to determine eligibility to commence receipt of benefits (including, without limitation, any determination as to the proper treatment of leaves of absence and other periods when an individual is not actively rendering service to the Employer); to adopt, alter, and repeal such rules, guidelines and procedures for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to prescribe the form of any election under the Plan; and otherwise to supervise the administration of the Plan. Any discretionary action by the Administrator under the Plan that affects the rights or benefits under the Plan of an individual who is a member of the Administrator (other than an action of general applicability to all Participants) must be approved by the Board. The Administrator shall establish claims procedures under the Plan consistent with the requirements of Section 503 of the Employee Retirement Income Security Act of 1974, as amended.

7.6.	Entire Agreement; Successors. This Supplemental Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Participant regarding the Supplemental Plan. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Company and any Participant relating to the subject matter hereof, other than those set forth in this Supplemental Plan. This Supplemental Plan and any amendment shall be binding on the parties hereto and their respective heirs administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

7.7.	Severability. If any provision of this Supplemental Plan shall be held or deemed to be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, because of its conflicting with any constitution or statute or rule of law or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Supplemental Plan shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Supplemental Plan to be executed by its duly authorized officer as of the 31st day of July, 2008.

ENTEGRIS, INC.

By:	/s/ Peter W. Walcott
Title:	Senior Vice President